Exhibit 99.1

CONTACT:	Joseph C. Berenato
Chairman and Chief Executive Officer
(310) 513-7209

FOR IMMEDIATE RELEASE

DUCOMMUN INCORPORATED TO ACQUIRE MILTEC CORPORATION

LOS ANGELES, California (November 23, 2005) – Ducommun Incorporated (NYSE:DCO) today announced that it has entered into an agreement to acquire Miltec Corporation (Miltec), a privately-owned company based in Huntsville, Alabama. The transaction is subject to normal closing conditions and is expected to close within thirty days.

Don Miller, president and principal shareholder of Miltec, and his management team will remain with the Company. Miltec’s sales for the twelve-month period ended September 30, 2005 were approximately $42,000,000.

Miltec is a leading provider of missile and aerospace systems design, development, integration and test, operating through three divisions. The Miltec Missile and Space Company division specializes in missile engineering and aerospace technologies with extensive knowledge, experience and capability in missile design, development, integration and test. The Miltec Systems Company division provides engineering, technical and program management services. The Miltec Military Research and Technology division provides high technology systems engineering and analysis with a focus on sensors, system simulation, engineering and integration. Key customers of Miltec include the U. S. Army Space and Missile Defense Command, the Missile Defense Agency, the Aviation and Missile Command, the Aviation and Missile Research, Development and Engineering Center, and various prime contractors to the United States government.

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Joseph C. Berenato, chairman and chief executive officer of Ducommun, stated, “The acquisition of Miltec is consistent with our stated strategy of moving Ducommun into growing markets with increasing engineering content. Miltec has a strong record of profitable growth which we expect to continue into the foreseeable future. Miltec is benefiting substantially from the trend for the U. S. government to outsource its technical services requirements. Miltec also possesses an impressive suite of leading-edge technologies, particularly in missiles, sensors and data fusion, which we hope to exploit.”

Mr. Berenato continued, “The acquisition of Miltec provides us with a platform business with leading-edge technology in a large and growing market with substantial design engineering capability. Our goal is to expand upon Miltec’s existing strengths by exploiting other applications for its broad-based technologies, and by expanding Miltec’s presence in its marketplace with the manufacturing capabilities of Ducommun’s existing businesses. We believe that the acquisition of Miltec provides us with the potential to transform the existing manufacturing-oriented Ducommun into a higher growth, engineering technology business with significant manufacturing capability which can grow faster than either business functioning independently.”

Mr. Berenato concluded, “As a result of the Base Realignment and Closure (BRAC) Commission, the U. S. government has embarked on a significant realignment of its command structure. The Missile Defense Agency, the Space and Missile Command, and the U. S. Army Material Command are all in the process of relocating significant personnel to, and increasing engineering services spending in, the Huntsville, Alabama area. We expect the realignment rising from the BRAC Commission to have a significant positive effect on Miltec’s business over the next several years.

Bear, Stearns & Co., Inc. advised Ducommun on this transaction.

Founded in 1849, Ducommun Incorporated provides engineering and manufacturing services for the aerospace and defense industry.

The statements made in this press release include forward-looking statements that involve risks and uncertainties. The Company’s future financial results could differ materially from those anticipated due to the Company’s dependence on conditions in the airline industry, the level of new commercial aircraft orders, production rates for Boeing commercial aircraft, the

C-17 and Apache helicopter rotor blade programs, the level of defense spending, competitive pricing pressures, manufacturing inefficiencies, start-up costs and possible overruns on new contracts, technology and product development risks and uncertainties, product performance, risks associated with acquisitions and dispositions of businesses by the Company, increasing consolidation of customers and suppliers in the aerospace industry, possible goodwill impairment, availability of raw materials and components from suppliers, and other factors beyond the Company’s control. See the Company’s Form 10-K for the year ended December 31, 2004 and Form 10-Q for the quarter ended October 1, 2005 for a more detailed discussion of these and other risk factors and contingencies.

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